Exhibit 5.1

[LETTERHEAD OF FAEGRE BAKER DANIELS LLP]

November 21, 2017

Century Casinos, Inc.
455 E. Pikes Peak Ave., Suite 210
Colorado Springs, CO 80903

Ladies and Gentlemen:

We have acted as counsel to Century Casinos, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated November 17, 2017 (the “Prospectus Supplement”) to the prospectus dated July 10, 2017 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to that certain Underwriting Agreement dated November 17, 2017 (the “Underwriting Agreement”), between the Company and Stifel, Nicolaus & Company, Incorporated and Roth Capital Partners, LLC, as representatives of the several underwriters named therein, of 4,250,000 shares of the Company’s common stock, $0.01 par value per share, together with 637,500 shares for which the Underwriters have been granted an option to purchase (the “Shares”). The Prospectus forms a part of the Company’s registration statement on Form S‑3 (No. 333-218282) including amendments and exhibits thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on July 10, 2017.

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement, the bylaws of the Company, as currently in effect, and the certificate of incorporation of the Company, as currently in effect. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, without any independent verification thereof.

In rendering the opinions set forth below, we have assumed the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable (i) if in the event issued as certificated shares, when certificates representing such Shares have been duly executed by (a) the Chairman of the Board of Directors, the President or a Vice President of the Company and (b) the Chief Financial Officer or an Assistant Treasurer of the Company, countersigned and registered by the Company’s transfer agent/registrar and delivered on behalf of the Company, or (ii) if in the event issued as uncertificated shares, upon book entry registration and issuance by the Company’s transfer agent and registrar.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s current report on Form 8-K filed as of the date hereof and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Prospectus Supplement. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion thereafter.

Very truly yours,

FAEGRE BAKER DANIELS LLP

/s/ Douglas R. Wright

Douglas R. Wright